UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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GENTIVA HEALTH SERVICES, INC.

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Supplement dated April 29, 2013

to Proxy Statement dated March 28, 2013

of Gentiva Health Services, Inc.

On March 28, 2013, Gentiva Health Services, Inc. (the “Company”) filed its Definitive Proxy Statement relating to its Annual Meeting of Shareholders to be held on May 9, 2013. In connection with its Annual Meeting, the Company’s Board of Directors recommended the shareholders approve a non-binding advisory proposal regarding the compensation of our named-executive officers (the “say-on-pay” proposal). In connection with this proposal, we are providing additional clarification regarding the details of: (i) the comprehensive shareholder engagement conducted during fiscal year 2012; and (ii) the performance cash awards made to the Chief Executive Officer and other named-executive officers during fiscal year 2012.

This Supplement to the Proxy Statement is first being released to shareholders on or about April 29, 2013, and should be read together with the Proxy Statement. The information contained in this Supplement to the Proxy Statement modifies and clarifies information contained in the Proxy Statement.

Our 2012 Shareholder Outreach Program and Response

Prior to the 2012 Annual Meeting, management contacted shareholders comprising approximately 82% of all outstanding shares of the Company’s common stock, ultimately holding one-on-one discussions with shareholders comprising approximately 68% of the Company’s common stock. The purpose of these meetings was to gain insight and perspective from shareholders on our executive compensation programs and policies, as disclosed in our proxy statement for the 2012 Annual Meeting.

Overwhelmingly, the only criticism of our named-executive officer compensation programs was the accelerated 2012 equity grant of stock options made in November 2011. Our shareholders understood the rationale for accelerating the 2012 equity grant, with the assumption that no additional equity would be granted in 2012. However, our say-on-pay proposal did not receive majority shareholder support. Subsequent to the 2012 Annual Meeting, only a few shareholders desired a follow-up discussion, with the vast majority citing they already had adequately expressed their concerns.

The Compensation Committee of the Board of Directors (the “Committee”) made the following decisions regarding our executive compensation program for fiscal year 2012:

•	Did not grant any additional equity compensation to named-executive officers during fiscal year 2012.

Consistent with the decision made at the end of fiscal year 2011, we did not award any additional equity compensation to named-executive officers during fiscal year 2012. The only long-term incentives provided to named-executive officers during fiscal year 2012 were the performance-based cash awards. Note, during our shareholder outreach, none of our shareholders expressed concern with our long-term performance plan design.

•	Changed the Fiscal Year 2012 Performance Share Unit Award to a Performance Cash Award

The Company did not increase targeted long-term incentive values in fiscal year 2012.

Structure and CEO Targeted Long-Term Incentive Value

The Company’s overall long-term incentive (“LTI”) structure consists of equity grants (stock options and/or restricted stock) and a long-term performance plan (denominated in cash or shares). In both 2011 and 2012, the Committee targeted LTI value weighted 50% on equity grants and 50% on the long-term performance plan.

Consistent with fiscal year 2011, to achieve a competitive total compensation opportunity, the CEO’s targeted LTI value for fiscal year 2012 was three times base salary, or approximately $2,625,000. The targeted value for equity grants was $1,312,500 (50%) and the targeted value for the long-term performance plan was $1,312,500 (50%).

Actual Grants Made to Deliver 2012 LTI Value

The November 2011 stock option grant represented the 50% weighting for the 2012 equity grants, and the Committee decided that no additional equity grants would be made in fiscal year 2012. The actual value of the November 2011 stock option grant to our CEO was $924,287 and included a portion with premium pricing requirements. The Committee did not grant the full targeted value in recognition of the depressed stock price at the grant date.

The fiscal year 2012 long-term performance plan was denominated in cash because of the Committee’s decision to not grant additional equity in 2012, as supported by shareholder feedback. Consistent with fiscal year 2011, the targeted value of $1,312,500 for 2012 consisted of two parts, with 50% based on one-year EPS performance with an additional two-year vesting requirement on earned amounts, and 50% based on three-year EPS performance.

The following table summarizes both actual vs. targeted 2012 CEO long-term incentive values, and 2012 actual vs. 2011 actual CEO long-term incentive values (assumes the November 2011 grant is part of 2012 actual long-term incentive compensation):

				Performance Cash
Grants	Stock Options	Restricted Stock	Performance Share Units	1 yr	3 yr	Total
January 2011	$579,243	$692,120	$729,388	$0	$656,250	$2,657,001
Nov 2011	$924,287	$0	$0	$0	$0	$924,287
March 2012	$0	$0	$0	$656,250	$656,250	$1,312,500

Comparison of 2012 Actual vs. 2012 Target
2012 Actual	$924,287	$0	$0	$656,250	$656,250	$2,236,787
2012 Target	$1,312,500	$0	$0	$656,250	$656,250	$2,625,000
Actual vs. Target						-15%

Comparison of 2012 Actual vs. 2011 Actual
2011 Actual	$579,243	$692,120	$729,388	$0	$656,250	$2,657,001
2012 Actual	$924,287	$0	$0	$656,250	$656,250	$2,236,787
2012 vs. 2011						-16%

•	Committed to monitoring dilution and run rate usage relative to proxy advisory firm and industry standards.

Given that shareholder feedback centered on our equity usage during fiscal year 2011, we have committed to ensuring that our annual usage will be monitored regularly to ensure that it is in-line with proxy advisory firm and industry norms.

The Committee believes the changes made for fiscal year 2012 are responsive to the feedback from shareholders and enhance the performance orientation of our executive compensation program.